UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2010

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813
Delaware	56-1574463
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina (Address of principal executive offices)	27511 (Zip code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The compensation and organization committee of the Board of Directors of The Pantry, Inc. (the “Company”) approved an award of 5,247 shares of restricted stock subject to performance-based vesting to Paul Lemerise, the Company’s Chief Information Officer and Senior Vice President, Store Planning and Construction, with a grant date of December 17, 2010.

The shares of restricted stock granted pursuant to the Award Agreement have restrictions that lapse on the second anniversary of the initial grant of the award subject to the achievement of performance criteria, as determined by the compensation and organization committee of the Company’s Board of Directors upon consultation with the chief executive officer.   Vesting of the shares of restricted stock is also subject to continued employment with the Company.

The shares of restricted stock will be forfeited if the performance criteria are not met.  Any restrictions remaining on the restricted stock will immediately lapse in the event that Mr. Lemerise is terminated by reason of death or disability.  With regard to the restricted stock, Mr. Lemerise will have all rights of a stockholder, including dividend and voting rights.

The description of the restricted stock award is qualified in its entirety by reference to the Award Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
10.1	Award Agreement (Awarding Performance-Based Restricted Stock to Paul Lemerise)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Mark R. Bierley
Mark R. Bierley Senior Vice President and Chief Financial Officer

Date: December 23, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Award Agreement (Awarding Performance-Based Restricted Stock to Paul Lemerise)